EXHIBIT 99.1

FIRST AMENDMENT
TO
CONSTELLATION BRANDS, INC.
LONG-TERM STOCK INCENTIVE PLAN

WHEREAS, Constellation Brands, Inc. (the “Company”) maintains the Constellation Brands, Inc. Long-Term Stock Incentive Plan (amended and restated as of December 6, 2007) (the “Plan”) for the benefit of eligible employees and directors of the Company and its subsidiaries; and

WHEREAS, the Company desires to amend the Plan to modify the number of shares available under the Plan and to set forth details regarding the method of counting such shares and to also modify the Code Section 409A provision and definition of “Covered Employee” under the Plan;

NOW, THEREFORE, by virtue and in exercise of the power reserved to the Committee by Section 20 of the Plan, the Plan be and is hereby amended, effective as of the date hereof, in the following particulars:

1.           By replacing the first two paragraphs in Section 4 of the Plan with the following two paragraphs:

  “Awards may be granted under the Plan with respect to Class A Stock or Class 1 Stock.  The aggregate number of shares of Class A Stock and Class 1 Stock available for Awards under the Plan is one-hundred and eight million (108,000,000) shares.  Subject to such aggregate limit, Awards may be granted in any combination of Shares of Class A Stock or Class 1 Stock.  The maximum number of Shares which may be subject to Awards granted to any Participant in any fiscal year shall not exceed 1% of the diluted shares of Class A Stock outstanding on February 28, 2007.  Shares subject to Awards may be authorized and unissued Shares or may be treasury Shares.

  Unless the applicable Rules under Section 16(b) of the Exchange Act or Section 162(m) of the Code require otherwise, the following Shares related to Awards under this Plan may again be available for issuance under the Plan, in addition to the Shares described in the first paragraph of this Section 4:  (a) Shares related to Awards paid in cash;  (b) Shares related to Awards that expire, are forfeited or cancelled or terminate for any other reason without issuance of Shares; and (c) any Shares of Restricted Stock that are returned to the Company upon a Participant's termination of employment.”

2.           By replacing Section 19 of the Plan with the following text:

  “19.           SECTION 409A CONDITIONS

  With respect to Awards that are subject to Section 409A, the Plan is intended to comply with the requirements of Section 409A and the Plan and provisions of such Awards shall be interpreted and administered in accordance with that intent.  To the extent that the Committee determines that the Plan or any Section 409A Award fails to comply with the requirements of Section 409A, notwithstanding anything to the contrary contained in the Plan or in any Award, the Committee reserves the right to amend or terminate the Plan and/or amend, restructure, terminate or replace the Award, without the consent of the Participant, to cause the Award to either not be subject to Section 409A or to comply with the applicable provisions of such section.  In addition, for each Section 409A Award, a termination of employment or service with the Company shall be deemed to have occurred under the Plan with respect to such Award on the first day on which an individual has experienced a “separation from service” within the meaning of Section 409A.”

3.           By replacing the definition of “Covered Employee” in Annex A of the Plan with the following definition:

  “‘Covered Employee’ means an employee who is a ‘covered employee’ as such term is defined under the Rules promulgated under Section 162(m) of the Code and such other additional officers as may be designated by the Committee.”

IN WITNESS WHEREOF, the Committee has caused this amendment to be executed by a duly authorized officer of the Company on this 23rd day of July, 2009.

CONSTELLATION BRANDS, INC.

/s/ L. Denise Watson
By:	L. Denise Watson
Its:	SVP, Global Compensation & Benefits

Date of Stockholder Approval:  July 23, 2009